Title: Emotional Intelligence Ventures and Mycotopia enter a Definitive Agreement on $382M merger transaction

Subhead: Entities on track to merge under PSLY.com and list on NASDAQ Stock Exchange

May 19, 2022 from Miami, Florida and Maui, Hawaii: Ei.Ventures Inc. (“Ei”) today announced an update on the previously announced merger with Mycotopia (OTC: TPIA)

MERGER UPDATE

Ei has executed a definitive agreement with Mycotopia bringing the two entities together under PSLY.com as the companies move forward with their plan of uplisting to the NASDAQ stock exchange.

PSLY.com will be the parent entity owning all the assets of Ei and Mycotopia.

As previously reported, Ei shareholders will receive shares in PSLY.com based upon a valuation of $360 Million (subject to adjustment as set forth in the merger agreement) at the close of transaction. Mycotopia shareholders will receive shares in PSLY.com based upon a valuation of more than $23 million at the close of the transaction.

The companies anticipate closing the transaction on or about July 30, 2022.

MERGER SYNERGIES

Upon the closing of the transaction, PSLY.com will have a market value of approximately $383 million.

As Ei founder and CEO David Nikzad explains: “Of all the companies out there, we were most excited by Mycotopia. The areas where they specialize and have been working complement the Ei mission and business plan perfectly. They are helping us bring our products from the land back to the land. A journey my cofounder Jason Hobson and I began over 20 years ago. In Hawaii, we call this “going back to aina.”

Since psilocybin is legal in Jamaica and the Netherlands, Ei will be able to leverage Mycotopia’s presence in both countries as a launching pad for its psilocybin consumer and medicinal product lines. This includes Odyssey Elixir, Psilly patches, and the Mana nutraceuticals line as well as any products developed in the future. Mycotopia will be able to leverage Ei’s proprietary formulations, as well as the benefits from the recent strategic investments in Odyssey Wellness LLC Elixir and Avicanna (OTC: AVCNF).

Mycotopia founder and CEO Ben Kaplan stated: “The combination of Ei and Mycotopia is a perfect combination of synergies. We are in markets where psilocybin is already legal. And Ei has been at the forefront of psychedelic thought, formulation, and implementation since the early days. Combining forces makes sense for the shareholders of both companies, as well as the millions of people that could potentially benefit from our combined product pipeline.”

PSLY.com will continue to expand in physical markets as well as in the digital realm – building on Ei’s recent purchase of hundreds of acres in the Metaverse. Combining the physical and digital will help Ei achieve its founding mission statement: to help over one billion people with natural, non-synthetic remedies derived from nature – not a lab.

Ei and Mycotopia will continue to update shareholders and the market on the path to a NASDAQ listing, as well as other material updates as PSLY.com launches into the market.

Aloha on behalf of the Board,

David Nikzad

Founder and CEO, Ei.Ventures Inc.

About Ei.Ventures Inc.:

Ei.Ventures Inc. is an early-stage tech company empowering mental wellness through psychoactive compounds, nutraceuticals and technology. Ei is leveraging blockchain, emerging technologies and the Metaverse to deliver governmental approved therapeutic treatment options that address the current global mental healthcare pandemic. It is the goal of Ei to utilize the development of these technologies, to create a safe, efficient, and secure way to provide telehealth services in general and specifically to the psychoactive therapeutics. Additional information on Ei can be found on the Ei’s website at: https://www.ei.ventures.

About Mycotopia Therapies Inc. (TPIA):

Mycotopia Therapies Inc. focuses on helping you heal and reclaim your life. Your journey of healing is an understanding of the causes and works to mental wellness through psychedelic enhanced psychotherapy, integrated with a professional team of mental wellness practitioners and cutting-edge technology. Psychedelic therapy is a holistic and spiritual approach providing healing and has shown successful treatment for many years. Additional information on Mycotopia can be found on Mycotopia’s website at: https://www.mycotopiatherapies.com.